UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2025

MARA HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-36555	01-0949984
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 NE Third Avenue, Suite 1200 Fort Lauderdale, FL 33301
(Address of principal executive offices and zip code)

(800) 804-1690

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2025, MARA Holdings, Inc. (the “Company”) designated 13 million shares of its undesignated preferred stock as Series X Preferred Stock, par value $0.0001 per share (the “Series X Preferred Stock”), and issued all 13 million shares of the Series X Preferred Stock to Douglas Mellinger (the “Purchaser”), the Company’s lead independent director, in a private placement, for an aggregate purchase price of $1,300. The sale closed on January 8, 2025. The shares of Series X Preferred Stock were issued to the Purchaser in connection with the special meeting of the stockholders of the Company (the “Special Meeting”), which has been called by the Company’s board of directors (the “Board”) to vote on a proposal to increase the Company’s authorized number of shares of common stock from 500 million to 800 million (the “Authorized Stock Increase”), as disclosed in the preliminary proxy statement filed today with the U.S. Securities and Exchange Commission in connection with the Special Meeting.

The Series X Preferred Stock does not have any voting rights except with respect to the proposal on the Authorized Stock Increase. Each share of Series X Preferred Stock will be entitled to 1,000 votes on such proposal, voting together with the holders of our common stock. The votes by the holder of Series X Preferred Stock will be cast at the Special Meeting automatically in the same “mirrored” proportion as the aggregate votes cast “for” and “against” the proposal by the holders of our common stock who vote on such proposal (excluding abstentions, broker non-votes and shares of common stock that are not voted “for” or “against” such proposal). The voting power attributable to the Series X Preferred Stock will be disregarded for purposes of determining whether a quorum is present at the Special Meeting.

The Series X Preferred Stock was issued pursuant to a subscription agreement (the “Subscription Agreement”) between the Company and the Purchaser. The Subscription Agreement contains customary representations, warranties and indemnification provisions for agreements of this type. The terms of the Series X Preferred Stock are set forth in a Certificate of Designation of Series X Preferred Stock (the “Certificate of Designation”) filed with the Nevada Secretary of State on January 8, 2025.

The Series X Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series X Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, change of control, dissolution or winding up of the Company, in each case whether voluntarily or involuntarily. The Series X Preferred Stock will not entitle its holder to receive dividends of any kind.

The outstanding shares of Series X Preferred Stock will be redeemed in whole upon the earlier of (i) the order of the Board in its sole discretion, automatically and effective at such date and time as is determined and specified by the Board in its sole discretion, and (ii) automatically and effective immediately after the publishing or announcement by the Company of the final results of a stockholder vote on the Authorized Stock Increase. Upon such redemption, the holder of the Series X Preferred Stock will receive aggregate consideration of $1,300 (i.e., an amount equal to the original purchase price).

The foregoing description of the Series X Preferred Stock, Subscription Agreement and Certificate of Designation does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Subscription Agreement and Certificate of Designation, copies of which are filed herewith as Exhibits 10.1 and 3.1, respectively.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated by reference in this Item 3.02. The Series X Preferred Stock was issued to the Purchaser in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.03.	Material Modification to Rights of Security Holders.

The information contained in Item 1.01 is incorporated by reference in this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 1.01 is incorporated by reference in this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series X Preferred Stock
10.1	Subscription and Investment Representation Agreement, dated January 8, 2025, by and between MARA Holdings, Inc. and the Purchaser
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARA HOLDINGS, INC.

Date: January 10, 2025	By:	/s/ Zabi Nowaid
	Name:	Zabi Nowaid
	Title:	General Counsel and Corporate Secretary